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                                                                     EXHIBIT 5.1
                                                                     -----------

                              September 30, 1998



Quantum Corporation
500 McCarthy Boulevard
Milpitas, CA  95035

     Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 30, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,826,055 shares of your Common Stock, par value $.01 per share (the "Shares"), reserved for issuance pursuant to the ATL Products, Inc. 1996 Stock Incentive Plan and the ATL Products, Inc. 1997 Stock Incentive Plan (the "Plans"). As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

     It is our opinion, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation



                                    /s/ Wilson Sonsini Goodrich & Rosati